Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion of our report dated January 28, 2008, on the financial statements of Otter Tail Ag Enterprises, LLC as of September 30, 2007 and 2006 and the related statements of operations, changes in members’ equity and cash flows for the years ended September 30, 2007 and 2006, and the nine-months ended September 30, 2005 and the period from inception (January 27, 2005) to September 30, 2007 in the Form 10 Registration Statement of Otter Tail Ag Enterprises, LLC dated on or about January 28, 2008 and to the reference to our Firm under the caption “Experts” in the Prospectus included therein.

/s/ Boulay, Heutmaker, Zibell & Co. P.L.L.P.
Certified Public Accountants

Minneapolis, Minnesota
January 28, 2008